UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2009

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On October 5, 2009, XenoPort, Inc. and GlaxoSmithKline announced top-line results from a Phase 2 clinical trial evaluating XP13512/GSK1838262 (gabapentin enacarbil) in adult patients with neuropathic pain associated with post-herpetic neuralgia (“PHN”) who have had a history of inadequate response to gabapentin doses of 1800 mg/day or higher. In this double-blind, two-period cross-over study, 3600 mg/day of XP13512 demonstrated a statistically significant improvement over 1200 mg/day of XP13512 on the primary endpoint, which was the change from baseline to the end of the treatment period in the 24-hour average pain intensity score. A greater reduction in the 24-hour average pain score was observed for the 3600 mg/day dose than for the 1200 mg/day dose (adjusted difference of -0.29; p=0.013).

This study enrolled 138 subjects diagnosed with PHN who had been experiencing pain for at least three months following healing of the herpes zoster skin rash. Subjects with a history of inadequate response to gabapentin entered a baseline period where they received a dose of 1800 mg/day of gabapentin for two weeks. Subjects (N=96) who had a 24-hour average pain score of at least four on the 11-point pain intensity rating scale were then randomized to receive either 1200 mg/day of XP13512 for the first 28-day treatment period followed by 3600 mg/day for the second 28-day treatment period, or 3600 mg/day followed by 1200 mg/day. Subjects received 2400 mg/day of XP13512 for four days in between the two treatment periods.

The only treatment-emergent adverse event occurring in greater than or equal to 5% of subjects taking XP13512 was nasopharyngitis (5%). Among the other adverse events noted in this study, dizziness and somnolence occurred at rates of 4% and 3%, respectively, and were mild in intensity. Withdrawals due to adverse events during XP13512 treatment occurred in 3% of subjects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: October 5, 2009	By:	/s/ WILLIAM G. HARRIS
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer